Exhibit 10.18


                      [ESC MEDICAL SYSTEMS LTD. LETTERHEAD

                                February 22, 2001

To: Arie Genger
From: Yacha Sutton

                         Subject: ESC Stock Option Plan

Dear Arie,

I am extremely pleased to inform you that the company has decided to grant you stock options of 300,000 shares of ESC Medical Systems. The options will have an immediate vesting period and will be exercisable in pursuance to the terms and conditions of the 2000 Stock Option Plan which will be approved in the upcoming annual shareholder's meeting, at an exercise price of $10.90.

The options are granted in connection with and subject to the completion of the Coherent transaction.

This stock option plan was developed by the Board to enable you to participate in the continued success of the company and in appreciation for your personal contribution to this success, as a special advisor to the company.

I wish all of us continued growth and success.

Best Regards,
Yacha Sutton
President and Chief Executive Officer